Exhibit 3.2

CERTIFICATE OF AMENDMENT TO

RESTATED CERTIFICATE OF INCORPORATION OF

AXIALL CORPORATION

Axiall Corporation, a Delaware corporation (the “Corporation”), does hereby certify that the following amendment to the corporation’s Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law, with the approval of such amendment by the corporation’s stockholders having been given by the corporation’s stockholders at the corporation’s special meeting of stockholders in accordance with Sections 211 and 242 of the Delaware General Corporation Law:

Article IV of the Restated Certificate of Incorporation of the corporation is amended in its entirety to read as follows:

“The total number of shares of stock that the Corporation shall have authority to issue is two hundred seventy-five million (275,000,000) shares, consisting of two hundred million (200,000,000) shares of Common Stock, par value $.01 per share, and seventy-five million (75,000,000) shares of Preferred Stock, par value $.01 per share, which may be issued from time to time in one or more series, with the Board of Directors being hereby authorized to fix by resolution or resolutions the designation of the Preferred Stock and the rights, powers, preferences, and the relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including, without limiting the generality of the foregoing, such provisions as may be desired concerning voting or consent, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by resolution or resolutions of the Board of Directors under the General Corporation Law of the State of Delaware.”

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IN WITNESS WHEREOF, said corporation has caused this Certificate of Amendment to be signed by its duly authorized officer on January 28, 2012 and the foregoing facts stated herein are true and correct.

AXIALL CORPORATION

By:	/s/ Timothy Mann, Jr.
Name:	Timothy Mann, Jr.
Title:	General Counsel, Secretary, Executive Vice President